Exhibit 10.7

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

October 23, 2016

Mr. Amit Yoran

Dear Amit:

On behalf of Tenable Network Security, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Executive Officer, reporting to the Board of Directors of Tenable Holdings, Inc. (“Holdings”), the Company’s parent (the “Board”). Upon acceptance of this offer, this letter sets forth our mutual agreement with respect to your employment with the Company (the “Letter Agreement”), which will start on a date mutually agreed to by you and the Company, but in no event later than January 1, 2017 (the “Commencement Date”).

1. Duties; Conduct During Employment. As Chief Executive Officer, you will have duties and responsibilities typically associated with such position, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board. For so long as you are the Chief Executive Officer of the Company, you will serve as a member of the Board, without additional compensation; provided, however, that you will have no rights to attend any meetings (or portions thereof) held in executive session or any meetings (or portions thereof) where the item of discussion relates to your employment, including (but not limited to) your compensation, performance, and or service on the Board; provided, further, that, after an initial public offering, the Board shall only be obligated to cause you to be nominated for election to the Board; and provided, further, that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements and you are treated in the same manner as similarly situated directors. In connection with your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation; provided, however, that (i) with the prior written notice to the Board, you may serve as a member of boards of directors (or its equivalent in the case of a non-corporate entity) of non-competing businesses, (ii) you may engage in volunteer activities, publish or fulfill speaking engagements, and (iii) manage your passive personal investments, so long as the activities set forth in clauses (i), (ii) and (iii) do not interfere, individually or in the aggregate, with the performance of your duties and responsibilities for the Company, are not competitive with the business of the Company, will not otherwise result in your breach of the Non-Disclosure Agreement (as defined below) or create a business or fiduciary conflict.

2. Compensation .

a. Base Salary. You will be paid a starting base salary of $400,000 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure.

b. Incentive Compensation. You will be eligible to participate in the Company’s annual bonus program, with an annual target bonus equal to $200,000. The actual bonus earned by you will be based on achievement against targeted goals and objectives established by the Board and consistent with the Company’s business plan for that year (as approved by the Board after consultation with you). Your annual bonus is subject to normal payroll deductions and to the terms and conditions of the Company’s discretionary incentive compensation plan in force at that time. Notwithstanding the foregoing, for 2016, you will receive a pro-rata target bonus based on the number of days in such year that you actually worked as an employee of the Company. The payment of any annual bonus will be made at the same time annual bonuses are generally paid to other similarly situated employees of the Company, subject to your continued employment with the Company through the applicable payment date.

c. Equity Grants. We will request that the Board approve a grant for you of non-qualified stock options to purchase 2,839,524 shares of common stock of Holdings (the “Option’’) and 1,582,685 shares of restricted common stock or restricted common stock units, at your election, which together represent approximately 4.75% of the fully-diluted capitalization of Holdings (collectively, the “Equity Awards”). One-quarter (1/4) of each Equity Award will vest on the first anniversary of the Commencement Date, and the remainder of each Equity Award will vest in equal quarterly installments for I he subsequent three (3) years, in each case subject to your continued employment with the Company on such date; provided that the Option will contain an “early exercise” provision that allows you to exercise the option as to vested and unvested shares, subject to a right of repurchase with respect to unvested shares at your original cost. The exercise price for the Option will be determined based on the fair market value of Holdings’ common stock on the date of grant. The Option shall be designated as an “incentive stock option” to the maximum extent possible.

As a member of the executive team, we will request that the Board grant your Equity Awards with double trigger change in control vesting acceleration. As such, pursuant to the terms of the Option Grant Notice and Agreement (the “Option Agreement”) and Restricted Stock/Restricted Stock Unit Grant Notice and Agreement (the “RS/RSU Agreement”) to be provided by Holdings, and in addition to any and all severance benefits set forth in this Letter Agreement, in the event your employment with the Company is terminated by the Company (other than for Cause (as defined in Exhibit A hereto) or on account of your death or permanent disability) or by you for Good Reason (as defined in Exhibit A hereto), at any time commencing on the date the Company enters into a definitive agreement providing for a Change in Control (as defined in Exhibit A hereto) and ending twelve (12) months following the closing of such Change in Control, then the then-unvested portion of the Equity Awards will accelerate and be deemed to be vested in full as of your termination date, subject to your execution of the Company’s standard form of release agreement not later than forty-five (45) days following your termination date (in which you release any and all known and unknown claims you may have against the Company and its affiliates). The Equity Awards will otherwise be subject to the terms and conditions specified in the Option Agreement, the RS/RSU Agreement and Holdings’ 2016 Stock Incentive Plan, each of which will be provided by Holdings.

3. Benefits. You will also be eligible for paid time off, group health, dental, 401 (k) and disability benefits, on the same basis as other similarly situated employees of the Company, commencing as of the first of the month following your Commencement Date. The Company expressly reserves the right to change the benefit plans and programs it offers to its employees at any time.

4. Termination. Subject to the terms of this Letter Agreement, the nature of your employment at the Company is and will continue to be “at will,” meaning that either the Company or you may terminate your employment at any time, with or without notice, with or without cause, and for any reason or for no reason. Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Company by the Board or its designee. We do ask, however, that you give thirty (30) days’ notice if you decide to terminate your employment. Upon any termination of your employment, no further payments by the Company to you will be due other than accrued but unpaid salary, unpaid and properly documented expense reimbursements and accrued vacation through the applicable date of your termination and any other accrued benefits (including, if applicable, the severance benefits outlined below) to which you may be entitled pursuant to the terms of benefit plans in which you participate at the time of such termination.

5. Severance Benefits. Although the Company expressly reserves the right to terminate your employment at any time and for any reason, should your employment with the Company be terminated by the Company other than for Cause, by you for Good Reason or on account of your death or permanent disability, you will be entitled to severance consisting of (i) continued payment of your base salary for a period of twelve (12) months in accordance with the Company’s normal payroll procedure and (ii) should you timely elect to continue healthcare coverage through COBRA, twelve (12) months reimbursement of the amount by which your COBRA premium exceeds the premium paid by the Company’s active employees for similar coverage, payable monthly. The foregoing severance is conditioned upon your compliance with your continuing obligations to the Company (as detailed in the attached Intellectual Property, Non-Disclosure, and Non-Solicitation Agreement (the “Non-Disclosure Agreement”)), your resignation or termination from all positions you then hold with Holdings, the Company and any of their subsidiaries, and your execution of the Company’s standard form of release agreement not later than forty-five (45) days following your termination date (in which you release any and all known and unknown claims you may have against the Company and Its affiliates). Further, to the extent that any of the severance benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (6th) day following the date your termination of employment hereunder, but for the condition on executing the form of release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day. In addition, the payment (or commencement of a series of payments) hereunder of any such “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1 (h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment hereunder) shall be paid (or commence to be paid) to you on the schedule set forth herein as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.” Each installment described in this section (and all other payments to be made in installments as a result of this Letter Agreement) shall be deemed to be a separate payment for purposes of Section 409A of the Code.

6. Golden Parachute Considerations. If any payment or benefit due under this Letter Agreement, together with all other payments and benefits that you receive or are entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Letter Agreement will either (I) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in your receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. If the payments and/or benefits are to be reduced pursuant to this section, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to you as a result of this section is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Notwithstanding the foregoing, if it appears that any payment or benefit due under this Letter Agreement, together with all other payments and benefits that you receive or are entitled to receive from the Company or any of its subsidiaries, affiliates or related entities that is to be paid to you under this Letter Agreement or any other plan, program, agreement, or arrangement of the Company or any of its affiliates may constitute a “parachute payment” under section 280G(b)(2) of the Code, the Company shall use its reasonable best efforts to obtain shareholder approval of such payments in a manner intended to comply with Section 280G(b)(5) of the Code.

7. Non-Disclosure Agreement; Evidence of Employment Eligibility. As a condition of your employment with the Company, you will be required to sign, and comply with, the attached Non-Disclosure Agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your Commencement Date.

8. Background Checks. The Company reserves the right to conduct a background Investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, If any, In the sole discretion of the Company. All such background Investigations and/or reference checks shall be conducted In accordance with applicable state and federal laws.

9. Entire Agreement. This Letter Agreement, the Non-Disclosure Agreement, the Option Agreement and the RS/RSU

Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company.

10. Former Employer Information. We wish to Impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such Information or material in the course of your employment with the Company, or violate any other obligation to your former employers. By signing this Letter Agreement, you represent and warrant to the Company that you are under no contractual commitments Inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result In any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.

11. Governing Law; Arbitration. The terms of this Letter Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment With the Company or any other relationship between you and the Company will be governed by the laws of the Stale or Maryland, without giving effect to the principles of conflict of laws. All disputes and claims of any nature arising out of or In any way related to, or In any way connected with, this Letter Agreement, your employment with the Company or any other relationship between you and the Company must be submitted solely and exclusively to binding arbitration In accordance with the then-current employment arbitration rules and procedures of the American Arbitration Association to be held in Howard County, Maryland. All Information regarding the dispute or claim and arbitration proceedings, Including any settlement, shall not be disclosed by you or any arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award. Any arbitration claim must be brought solely in your (or your transferee’s or estate’s) individual capacity and not as a claimant or class member (or similar capacity) In any purported multiple-claimant, class, collective, representative or similar proceeding, and the arbitrator may not permit joinder of any multiple claimants and their claims without the express written consent of the Company. Any arbitrator selected to adjudicate the claim must be knowledgeable in the Industry standards and practices, and, by signing this Letter Agreement, you will be deemed to agree that any claims under this Letter Agreement, your employment with the Company or any other relationship between you and the Company is Inherently a matter involving Interstate commerce and thus, notwithstanding the choice of law provision Included herein, the Federal Arbitration Act shall govern the Interpretation and enforcement of this arbitration provision. The arbitrator shall not be permitted to award any punitive or similar damages, but may award attorney’s fees and expenses to the prevailing party In any arbitration. Any decision by the arbitrator shall be binding on all parties to the arbitration.

Amit, we look forward to working with you at the Company. Please sign and date this Letter Agreement on the spaces provided below to acknowledge your acceptance of the terms of this Letter Agreement. This offer will expire if not accepted by 5:00p.m. on October    , 2016.

Sincerely,

/s/ Richard Wells

Member of the Board

Tenable Network Security, Inc.

I agree to and accept employment with Tenable Network Security, Inc., on the terms and conditions set forth In this Letter Agreement. I understand and agree that my employment with the Company is at-will.

Date	/s/ Amit Yoran
Enc. IPA/NDA

Exhibit A

“Cause” means (i) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (ii) you have engaged in misconduct which is injurious to the Company or any of its direct or indirect subsidiaries (together, with the Company referred to as the “Company Group”) or materially failed or refused to perform the material duties lawfully and reasonably assigned to you or have performed such material duties with gross negligence or have breached any material term or condition of the Letter Agreement or the Non-Disclosure Agreement, in any case after written notice by the Company of such misconduct, nonperformance, gross negligence, or breach of terms or conditions and a fifteen (15) day opportunity to cure any action, inaction or breach which is capable of being cured; or (iii) you have committed any act of fraud , theft, embezzlement, misappropriation of funds, breach of fiduciary duty, or other willful act of material dishonesty against the Company Group, provided, however, that any purported termination of your employment shall be presumed to be other than for Cause, unless the Company first provides written notice to you which includes a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for the purpose of considering such termination which finds “Cause” to exist and specifies the particulars of such conduct.

“Change in Control” means (i) a change in ownership or control of Holdings effected through a transaction or series of transactions (other than an offering of Holdings’ stock to the general public through a registration statement filed with the Securities and Exchange Commission or similar non-United States regulatory agency) whereby any Person or Group directly or Indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Holdings possessing more than fifty percent (50%) of the total combined voting power of Holdings’ securities outstanding immediately after such acquisition and pursuant to which the Investors cease to own, directly or indirectly, at least fifty percent (50%) of the company securities issued to the Investors on or before the May 13, 2016; or (ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings to any Person or Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

“Good Reason” means (i) an involuntary reduction of your base salary or incentive compensation opportunity (based on “on target” or “at goal” performance), other than in a broad based reduction similarly affecting all other members of the Company’s executive management; (ii) a failure of any successor of the Company to assume the obligations under the Letter Agreement In all material respects; (iii) an involuntary relocation of your principal place of employment by more than fifty (50) miles; (lv) the Company’s failure to comply with its material obligations under the Letter Agreement; or (v) a material diminution of your duties, authority or responsibilities or any change to your reporting structure, Including, without limitation, your ceasing to report directly to the Board (It being acknowledged that, in the event of a Change in Control, it shall be Good Reason if you do not become the Chief Executive Officer of the ultimate parent entity of the surviving or successor corporation). Notwithstanding the foregoing, you must provide written notice to the Company within ninety (90) days of your learning of the occurrence of the event which constitutes Good Reason, and the Company has thirty (30) days following receipt of such written notice from you to cure any or all of the foregoing. lnorder for a resignation to qualify as a resignation for Good Reason, you must resign within sixty (60) days after the end of such thirty (30) day cure period. For purposes of this definition of Good Reason, an isolated immaterial and inadvertent action that is not taken in bad faith by the Company and that is remedied by the Company promptly after receipt of written notice thereof given by you will not be considered grounds for termination for Good Reason.

“Investors” means, collectively, each investment fund managed by or affiliated with either Insight Venture Management, LLC or Accel Management Co. Inc. or any of their respective affiliates.

“Person or Group” means any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used In Sections 13(d)(3) and 14(d)(2) of the Exchange Act), in each case, other than the Investors or any member of the Company Group, or an employee benefit plan maintained by Holdings or any member of the Company Group.

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

February 9, 2017

Mr. Amit Yoran

Dear Amit:

This addendum (the “Addendum”) to your employment offer letter is being issued in order to modify and supplement the terms and conditions contained in your employment offer letter that we previously executed on October 23, 2016 (“Original Offer Letter”) whereby Tenable Network Security, Inc. (the “Company”) offered you employment in the position of Chief Executive Officer, reporting to the Board of Directors of Tenable Holdings, Inc. (“Holdings”), the Company’s parent. You accepted the Original Offer Letter on October 23, 2016 and commenced employment with the Company on January 2, 2017 (the “Commencement Date”). All initial capitalized terms not defined herein shall have the meaning given such terms in the Original Offer Letter.

1. Additional Vesting Acceleration Rights. In addition to the vesting acceleration rights set forth in Section 2(c) of the Original Offer Letter, your Equity Awards will contain certain additional acceleration vesting provisions. Those additional terms and conditions shall accelerate the vesting schedule in your Equity Awards in the event your employment is terminated by the Company (other than for Cause) or on account of your death or permanent disability or you resign for Good Reason at any time following the one year anniversary of the Commencement Date at the rate equal to six and twenty-five hundredths percent (6.25%) multiplied by a fraction, the numerator of which is equal to the number of completed months of continuous service with the Company that have elapsed since the most recent quarterly anniversary of the Commencement Date and the denominator for which is three (3), subject to your execution of a release agreement. In addition to the foregoing, the vesting acceleration benefits contained in your Original Offer Letter applicable in the event of a Change in Control shall apply not only if your employment is terminated by the Company (other than for Cause) or on account of your death or permanent disability or by you for Good Reason at any time commencing on the date the Company enters into a definitive agreement providing for a Change in Control and ending twelve (12) months following the closing of such Change in Control, but also during the ninety (90) day period prior to the date the Company enters into such definitive agreement.

2. Exhibit A – Definition of Change in Control. The definition of “Change in Control” in Exhibit A of the Original Offer Letter is hereby deleted and replaced with the following:

““Change in Control” means: (A) one or more individuals, persons, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, corporations, joint ventures, trusts, business trusts, cooperatives, associations, foreign trusts, foreign business organizations or other entities, acting individually or as a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) (other than (x) Holdings, (y) any trustee or other fiduciary holding securities under an employee benefit plan of Holdings, or (z) a shareholder of Holdings as of the date of this Agreement, an immediate family member of such shareholder or a trust or other entity owned solely by or for the benefit of any such persons) (a “Person”) acquires (other than solely by reason of a repurchase of voting securities by Holdings) more than 50% of the combined voting power of Holdings’ then total outstanding voting securities; (B) there is consummated a merger or consolidation of Holdings with any other corporation or other entity, other than (1) a merger or consolidation which results in the voting securities of Holdings outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Holdings or such surviving entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Holdings (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of Holdings (meaning that such Person is entitled to the benefits of ownership although such Person does have possession of or title to such securities) (not including in the securities beneficially owned by such Person any securities acquired directly from Holdings or its affiliates) representing 50% or more of the combined voting power of Holdings’ then outstanding securities; (C) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Holdings; or (D) the stockholders of Holdings approve a plan of complete liquidation or dissolution; provided, however, that in no event shall an initial public offering of the capital stock of Holdings constitute a Change in Control for purposes of this Agreement.”

Except as expressly amended as provided for herein, the Original Offer Letter shall remain in full force and effect in accordance with its terms.

Sincerely, /s/ John C. Huffard, Jr. John C. Huffard, Jr.

President and Chief Operating Officer Tenable Network Security, Inc.

AGREED AND ACCEPTED

/s/ Amit Yoran
Amit Yoran

Date February 11, 2017